Exhibit 99.1

ITT Corporation
1133 Westchester Ave.
White Plains, NY 10604
tel 914 641 2000
fax 914 696 2977
Press Release
For Immediate Release
Andy Hilton
+1 914 641 2160
andy.hilton@itt.com
ITT names David Melcher president of ITT Defense Electronics & Services,
Gretchen McClain appointed president of ITT Fluid and Motion Control
WHITE PLAINS, N.Y., December 8, 2008 – ITT Corporation (NYSE: ITT) today announced two key executive appointments. David Melcher, previously head of strategy, business development and international sales for ITT’s defense business, was named president of ITT Defense Electronics & Services. Melcher, 54, who was also elected a corporate vice president, succeeds Hank Driesse, who had served as acting president of ITT Defense since April of this year. ITT also named Gretchen McClain to the newly created position of president of ITT Fluid and Motion Control. McClain, 46, was previously president of ITT Fluid Technology, a position she has held since March of 2007.
Accomplished Defense Leader Named
Before joining ITT, David Melcher had a 32-year career in the United States military where he held a variety of senior leadership roles, rising to the rank of three-star general. Most recently, Melcher was Military Deputy for Budget, serving as the senior military financial manager for the U.S. Army in the Pentagon. In this role, he was responsible for budget formulation with Congress and the U.S. Office of Management and Budget (OMB) and managing a $250 billion wartime budget.
“Dave’s depth of understanding of our biggest customer, the U.S. Department of Defense, his knowledge of the workings of Capitol Hill and his strategic awareness of how the defense space is evolving will be invaluable assets as he takes on this new assignment,” said Steve Loranger, chairman, president and chief executive officer, ITT.
Among other key military assignments, Melcher was Commander of the Corps of Engineers – Southwestern Division, where he managed all staff functions, revenues and cost controls in a five-state U.S. region and in Southwest Asia. As Deputy Chief of Staff for Programs and Director of Program

Analysis and Evaluation in the Pentagon, Melcher established priorities for resourcing and equipping the Army properly in wartime.
Melcher holds a bachelor’s degree in civil engineering from the U.S. Military Academy at West Point and two masters’ degrees, including one in business administration from Harvard University and another in public administration from Shippensburg University.
McClain Gets Expanded Role
In her new role as president of ITT Fluid and Motion Control, Gretchen McClain will oversee all of ITT’s commercial businesses, including those in the Fluid Technology and Motion & Flow Control segments. The presidents of ITT’s eight commercial businesses and its China & India operation will each report directly to McClain.
“The goal in streamlining oversight of our Fluid Technology and Motion & Flow Control segments is to create a more efficient structure that empowers our businesses – the heart of ITT – to respond to customer needs more quickly and with greater impact,” said Loranger. “In making this change, I am asking Gretchen to focus on providing strategic direction, increasing collaboration across the businesses and driving shared operating initiatives such as global sourcing. Given her many successes at ITT and elsewhere, I have tremendous confidence in Gretchen’s ability to lead these great businesses through this transition and into the future.”
McClain joined ITT in 2005 to lead the company’s Residential & Commercial Water business. Prior to joining ITT, McClain was a division vice president and general manager at Honeywell Aerospace. She joined AlliedSignal in 1999, which later merged with Honeywell. She spent nine years with NASA earlier in her career, where she had a pivotal role in the development and launch of the International Space Station.
While two ITT segments are now being supported by one leadership team, ITT will continue to report its financial results in three segments: Defense Electronics & Services, Fluid Technology and Motion & Flow Control.
About ITT Corporation
ITT Corporation (www.itt.com) is a diversified high-technology engineering and manufacturing company dedicated to creating more livable environments, enabling communications and providing protection and safety. The company plays an important role in vital markets including water and fluids management, global defense and security, and motion and flow control. Headquartered in White Plains, N.Y., the company employs approximately 40,000 people and generated $9 billion in 2007 sales.

Safe Harbor Statement
Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (“the Act”). These forward-looking statements include statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated by the Company include general global economic conditions, decline in consumer spending, interest and foreign currency exchange rate fluctuations, availability of commodities, supplies and raw materials, competition, acquisitions or divestitures, changes in government defense budgets, employment and pension matters, contingencies related to actual or alleged environmental contamination, claims and concerns, intellectual property matters, personal injury claims, governmental investigations, tax obligations and income tax accounting, and changes in generally accepted accounting principles. Recent distress in the financial markets has had an adverse impact on the availability of credit and liquidity sources. Continued market deterioration could jeopardize certain counterparties’ obligations, including those of our insurers and financial institutions. Other factors are more thoroughly set forth in Item 1. Business, Item 1A. Risk Factors, and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements in the ITT Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other of its filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
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